Exhibit 23.6

December 7, 2011

Vipshop Holdings Limited

No. 20 Huahai Street

Liwan District, Guangzhou 510370

People’s Republic of China

Ladies and Gentlemen:

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to the references of my name in the Registration Statement on Form F-1 (the “Registration Statement”) of Vipshop Holdings Limited (the “Company”), and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately prior to the effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Nanyan Zheng
Name: Nanyan Zheng